Exhibit 99.1
For Immediate News Release
July 31, 2019

AVALONBAY COMMUNITIES, INC. ANNOUNCES
SECOND QUARTER 2019 OPERATING RESULTS
AND UPDATES FULL YEAR 2019 FINANCIAL OUTLOOK

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended June 30, 2019 was $168,281,000. This resulted in a decrease in Earnings per Share – diluted (“EPS”) for the three months ended June 30, 2019 of 34.2% to $1.21 from $1.84 for the prior year period.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended June 30, 2019 increased 1.4% to $2.24 from $2.21 for the prior year period. Core FFO per share (as defined in this release) for the three months ended June 30, 2019 increased 1.8% to $2.27 from $2.23 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended June 30, 2019 to its results for the prior year period:

Q2 2019 Results Compared to Q2 2018
	Per Share (1)
	EPS	FFO	Core FFO
Q2 2018 per share reported results	$1.84	$2.21	$2.23
Established and Redevelopment Community NOI	0.07	0.07	0.07
Other Stabilized and Development Community NOI	0.08	0.08	0.07
Capital markets activity	(0.07)	(0.07)	(0.06)
Overhead expense and other	(0.06)	(0.06)	(0.05)
Joint venture income	0.01	0.01	0.01
Gain on sale of real estate and depreciation expense	(0.66)	—	—
Q2 2019 per share reported results	$1.21	$2.24	$2.27

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Definitions and Reconciliations, table 5.

For the six months ended June 30, 2019, EPS decreased 15.3% to $2.43 from $2.87 for the prior year period, FFO per share increased 3.9% to $4.55 from $4.38 for the prior year period, and Core FFO per share increased 3.6% to $4.57 from $4.41 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the six months ended June 30, 2019 to its results for the prior year period:

YTD 2019 Results
Comparison to YTD 2018

	Per Share (1)
	EPS	FFO	Core FFO

YTD 2018 per share reported results	$2.87	$4.38	$4.41
Established and Redevelopment Community NOI	0.18	0.18	0.18
Other Stabilized and Development Community NOI	0.16	0.16	0.14
Capital markets activity	(0.13)	(0.13)	(0.13)
Overhead expense and other	(0.07)	(0.07)	(0.06)
Joint venture income and management fees	0.03	0.03	0.03
Gain on sale of real estate and depreciation expense	(0.61)	—	—
YTD 2019 per share reported results	$2.43	$4.55	$4.57

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Definitions and Reconciliations, table 5.

Copyright © 2019 AvalonBay Communities, Inc. All Rights Reserved

Established Communities Operating Results for the Three Months Ended June 30, 2019 Compared to the Prior Year Period (a)

For Established Communities, total revenue increased $14,212,000, or 3.2%, to $457,799,000. Operating expenses for Established Communities increased $5,274,000, or 4.2%, to $131,025,000. NOI for Established Communities increased $8,938,000, or 2.8%, to $326,774,000. Rental revenue for Established Communities increased 3.1% as a result of an increase in Average Rental Rates of 3.2%, partially offset by a decrease in Economic Occupancy of 0.1%.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the three months ended June 30, 2019 compared to the three months ended June 30, 2018:

Q2 2019 Compared to Q2 2018
	Rental Revenue (1)(2)	Opex (2)(3)	NOI	% of NOI (4)
New England	2.8%	2.6%	2.8%	14.3%
Metro NY/NJ	3.1%	1.8%	4.0%	22.7%
Mid-Atlantic	2.8%	4.0%	2.3%	15.9%
Pacific NW	4.8%	(1.7)%	7.6%	5.7%
No. California	3.2%	7.7%	1.9%	20.6%
So. California	3.1%	7.5%	1.6%	20.8%
Total	3.1%	4.2%	2.8%	100.0%

(1) See full release for additional detail.
(2) 2018 results have been adjusted to reflect uncollectible lease revenue as an adjustment to revenue. See Definitions and Reconciliations, table 1.
(3) See full release for discussion of variances.
(4) Represents % of total NOI for Q2 2019 in the presented regions, including amounts related to communities that have been sold or that are classified as held for sale.

Established Communities Operating Results for the Six Months Ended June 30, 2019 Compared to the Prior Year Period (a)

For Established Communities, total revenue increased $29,568,000, or 3.4%, to $909,987,000. Operating expenses for Established Communities increased $5,384,000, or 2.1%, to $257,367,000. NOI for Established Communities increased $24,184,000, or 3.8%, to $652,620,000. Rental revenue for Established Communities increased 3.3% as a result of an increase in Average Rental Rates of 3.5%, partially offset by a decrease in Economic Occupancy of 0.2%.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the six months ended June 30, 2019 compared to the six months ended June 30, 2018:

YTD 2019 Compared to YTD 2018
	Rental Revenue (1)(2)	Opex (2)(3)	NOI	% of NOI (4)
New England	3.0%	1.2%	4.1%	14.2%
Metro NY/NJ	3.1%	1.5%	4.0%	22.4%
Mid-Atlantic	3.0%	2.1%	3.4%	16.0%
Pacific NW	4.8%	(2.6)%	8.1%	5.7%
No. California	3.3%	2.6%	3.6%	20.9%
So. California	3.4%	4.7%	3.0%	20.8%
Total	3.3%	2.1%	3.8%	100.0%

(1) See full release for additional detail.
(2) 2018 results have been adjusted to reflect uncollectible lease revenue as an adjustment to revenue. See Definitions and Reconciliations, table 1.
(3) See full release for discussion of variances.
(4) Represents % of total NOI for YTD 2019 in the presented regions, including amounts related to communities that have been sold or that are classified as held for sale.

Development Activity

During the three months ended June 30, 2019, the Company completed the development of Avalon Piscataway, located in Piscataway, NJ. Avalon Piscataway contains 360 apartment homes and was constructed for a Total Capital Cost of $91,000,000.

The Company started the construction of three communities:

•	Avalon Brea Place, located in Brea, CA;

•	Avalon Foundry Row, located in Owings Mill, MD; and

•	Avalon Marlborough II, located in Marlborough, MA.

These communities are expected to contain an aggregate of 1,213 apartment homes when completed and will be developed for an aggregate estimated Total Capital Cost of $432,000,000.

During the six months ended June 30, 2019, the Company completed the development of three communities containing an aggregate of 800 apartment homes for an aggregate Total Capital Cost of $243,000,000.

(a) Historically, the Company presented charges related to uncollectible lease revenue in operating expenses. With the Company’s adoption of ASU 2016-02, Leases, the Company is presenting such charges as an adjustment to revenue in its consolidated GAAP financial statements on a prospective basis, beginning January 1, 2019. However, for reported segment financial information, including for Established Communities, the Company has also included such charges as an adjustment to revenue for all prior year periods presented in order to provide comparability. Refer to Definitions and Reconciliations, table 1, for additional detail and a reconciliation.
Copyright © 2019 AvalonBay Communities, Inc. All Rights Reserved

At June 30, 2019 (excluding 15 West 61st Street, which is expected to be developed for a Total Capital Cost of $624,000,000), the Company had 21 Development Communities under construction that in the aggregate are expected to contain 7,023 apartment homes and 94,000 square feet of retail space. Estimated Total Capital Cost at completion for these Development Communities is $2,578,000,000.

The projected Total Capital Cost of Development Rights at June 30, 2019 decreased to $3.8 billion from $4.2 billion at March 31, 2019.

Acquisition Activity

During the three months ended June 30, 2019, the Company acquired Avalon Cerritos, located in Cerritos, CA, containing 132 apartment homes for a purchase price of $60,500,000.

During the six months ended June 30, 2019, the Company acquired two communities containing an aggregate of 470 apartment homes for an aggregate purchase price of $151,750,000.

In July 2019, the Company acquired Portico at Silver Spring Metro, located in Silver Spring, MD, containing 151 apartment homes for a purchase price of $43,450,000.

Disposition Activity

During the three months ended June 30, 2019, the Company sold Archstone Toscano, a wholly-owned operating community, located in Houston, TX. Archstone Toscano contains 474 apartment homes and was sold for $98,000,000, resulting in a gain in accordance with GAAP of $20,604,000 and an Economic Gain of $6,812,000.

During the six months ended June 30, 2019, the Company sold two wholly-owned operating communities containing an aggregate of 658 apartment homes. These assets were sold for $168,000,000 and a weighted average Initial Year Market Cap Rate of 4.5%, resulting in a gain in accordance with GAAP of $36,986,000 and an Economic Gain of $12,995,000.

In July 2019, the Company sold AVA Stamford, a wholly-owned operating community, located in Stamford, CT. AVA Stamford contains 306 apartment homes and was sold for $105,000,000.

Liquidity and Capital Markets

At June 30, 2019, the Company did not have any borrowings outstanding under its $1,750,000,000 unsecured credit facility, and had $330,044,000 in unrestricted cash and cash in escrow.

During the three months ended June 30, 2019, the Company had the following debt activity:

•
The Company issued $450,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement for net proceeds of $446,877,000. The notes mature in June 2029 and were issued with a 3.30% coupon. The effective interest rate of the notes is 3.66%, including the impact of an interest rate hedge and offering costs.

•
The Company repaid an aggregate $47,217,000 principal amount of mortgage notes secured by one operating community at par at the scheduled maturity date, of which $13,363,000 was a 2.99% fixed rate mortgage note and $33,854,000 was a variable rate mortgage note.

•
The Company repaid an aggregate $84,835,000 principal amount of variable rate mortgage notes secured by four operating communities at par in advance of their June 2025 maturity date. The Company utilized $47,174,000 of restricted cash held in principal reserve funds to repay a portion of the outstanding indebtedness.

In addition, during the three months ended June 30, 2019, the Company sold 239,580 shares of common stock under the current continuous equity program established in May 2019, at an average sales price of $208.70 per share, for net proceeds of $49,250,000.

During the six months ended June 30, 2019, the Company sold 994,634 shares of common stock at an average sales price of $200.77 per share, for net proceeds of $196,700,000. These sales were completed under both the Company's previous and current continuous equity programs.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the second quarter of 2019 was 4.8 times.

Copyright © 2019 AvalonBay Communities, Inc. All Rights Reserved

Full Year 2019 Financial Outlook

For its full year 2019 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Full Year 2019
	Low		High
Projected EPS	$5.78	-	$5.98
Projected FFO per share	$9.13	-	$9.33
Projected Core FFO per share	$9.25	-	$9.45

(1) See Definitions and Reconciliations, table 10, for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

The following table compares the Company's July 2019 outlook for EPS, FFO per share and Core FFO per share for the full year 2019 to its February 2019 outlook:

July 2019 Full Year Outlook Comparison
to February 2019 Full Year Outlook

	Per Share
	EPS	FFO	Core FFO

Projected per share - February 2019 outlook (1)	$5.43	$9.25	$9.30
Established and Redevelopment Community NOI	—	—	—
Other Stabilized and Development Community NOI	(0.06)	(0.06)	(0.02)
Capital markets activity	0.09	0.09	0.08
Overhead expense, joint venture income and other	(0.05)	(0.05)	(0.01)
Gain on sale of real estate and depreciation expense	0.47	—	—
Projected per share - July 2019 outlook (1)	$5.88	$9.23	$9.35

(1) The mid-point of the Company's outlook.

Further detail of the Company's full year 2019 outlook is available in the full release.

Other Matters

The Company will hold a conference call on August 1, 2019 at 1:00 PM ET to review and answer questions about this release, its second quarter 2019 results, the Attachments (described below) and related matters. To participate on the call, dial 888-254-3590 and use conference id: 7977097.

To hear a replay of the call, which will be available from August 1, 2019 at 6:00 PM ET to August 8, 2019 at 6:00 PM ET, dial 888-203-1112 and use conference id: 7977097. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on August 1, 2019. These supplemental materials will be available on the Company's website for 30 days following the earnings call.

About AvalonBay Communities, Inc.

As of June 30, 2019, the Company owned or held a direct or indirect ownership interest in 294 apartment communities containing 86,184 apartment homes in 12 states and the District of Columbia, of which 21 communities were under development and seven communities were under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas primarily in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These

Copyright © 2019 AvalonBay Communities, Inc. All Rights Reserved

could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, landlord-tenant laws and other economic or regulatory conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; and our assumptions and expectations in our financial outlook may prove to be too optimistic. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2019 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2019 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 14, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only the following definitions and reconciliations.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Business Segment Operating Results included in this release presents the Company’s business segment financial information for all reporting periods on a comparable basis, with the charge for uncollectible lease revenue included as an adjustment to revenue. Historically for periods prior to January 1, 2019, the Company presented charges related to uncollectible lease revenue in operating expenses. With the Company’s adoption of ASU 2016-02, Leases, the Company is presenting such charges as an adjustment to revenue in its consolidated GAAP financial statements on a prospective basis, beginning January 1, 2019. However, for reported segment financial information, including for Established Communities, the Company has also included such charges as an adjustment to revenue for all prior year periods presented in order to provide comparability.

Established Communities

A reconciliation of total revenue, rental revenue and operating expenses for Established Communities, as presented in this release, to results prior to the adjustment for uncollectible lease revenue is as follows (dollars in thousands):

TABLE 1
	Q2 2019	Q2 2018	Q2 2019 to Q2 2018 % Change	Q1 2019	Q2 2019 to Q1 2019 % Change	YTD 2019	YTD 2018	YTD 2019 to YTD 2018 % Change
Total revenue, excluding uncollectible lease revenue	$460,297	$446,270	3.1%	$454,091	1.4%	$914,390	$886,407	3.2%
Uncollectible lease revenue	(2,498)	(2,683)	(6.9)%	(1,905)	31.1%	(4,403)	(5,988)	(26.5)%
Total revenue, including uncollectible lease revenue	457,799	443,587	3.2%	452,186	1.2%	909,987	880,419	3.4%

Rental revenue, excluding uncollectible lease revenue	459,690	446,014	3.1%	453,625	1.3%	913,315	885,965	3.1%
Uncollectible lease revenue	(2,498)	(2,683)	(6.9)%	(1,905)	31.1%	(4,403)	(5,988)	(26.5)%
Rental revenue, including uncollectible lease revenue	457,192	443,331	3.1%	451,720	1.2%	908,912	879,977	3.3%

Operating expenses, excluding uncollectible lease revenue	131,025	125,751	4.2%	126,340	3.7%	257,367	251,983	2.1%
Uncollectible lease revenue	2,498	2,683	(6.9)%	1,905	31.1%	4,403	5,988	(26.5)%
Operating expenses, including uncollectible lease revenue	$133,523	$128,434	4.0%	$128,245	4.1%	$261,770	$257,971	1.5%

Other Reported Operating Results

A reconciliation of rental revenue and operating expenses, for results for periods presented in this release prior to the adjustment for uncollectible lease revenue, is as follows (dollars in thousands):

TABLE 2
	Q4 2018
	Established	Other Stabilized	Redevelopment	Development
Rental revenue, excluding uncollectible lease revenue	$453,242	$70,302	$32,086	$2,282
Uncollectible lease revenue	(2,023)	(755)	(147)	(5)
Rental revenue, including uncollectible lease revenue	451,219	69,547	31,939	2,277

Operating expenses, excluding uncollectible lease revenue	124,954	22,760	9,738	1,165
Uncollectible lease revenue	2,023	755	147	5
Operating expenses, including uncollectible lease revenue	$126,977	$23,515	$9,885	$1,170

Development Communities are communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns land to develop a new community, or where the Company is the designated developer in a public-private partnership. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which the Company currently believes future development is probable.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain (Loss) for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain (Loss) to the aggregate gain on sale in accordance with GAAP for the wholly-owned operating communities disposed of during the three and six months ended June 30, 2019 is as follows (dollars in thousands):

TABLE 3
	Q2	YTD
	2019	2019
GAAP Gain	$20,604	$36,986

Accumulated Depreciation and Other	(13,792)	(23,991)

Economic Gain (Loss)	$6,812	$12,995

Established Communities are consolidated communities in the markets where the Company has a significant presence (New England, New York/New Jersey, Mid-Atlantic, Pacific Northwest, and Northern and Southern California) and where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2019 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2018, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods.  A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

TABLE 4
Q2
2019
Net income	$168,305
Interest expense, net, inclusive of loss on extinguishment of debt, net	50,239
Depreciation expense	162,693
EBITDA	$381,237

Gain on sale of communities	(20,530)
Joint venture EBITDAre adjustments (1)	5,789
EBITDAre	$366,496

Gain on other real estate transactions	(34)
Business interruption insurance proceeds	(435)
Severance related costs	1,353
Development pursuit write-offs and expensed transaction costs, net	1,327
Potential residential for-sale condominium marketing and administrative costs	945
Legal settlements	38
Core EBITDAre	$369,690

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by NAREIT. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

TABLE 5
	Q2	Q2	YTD	YTD
	2019	2018	2019	2018
Net income attributable to common stockholders	$168,281	$254,662	$338,647	$396,305
Depreciation - real estate assets, including joint venture adjustments	164,830	156,289	329,576	314,772
Distributions to noncontrolling interests	12	11	23	22
Gain on sale of previously depreciated real estate	(20,530)	(105,201)	(35,365)	(105,201)
FFO attributable to common stockholders	312,593	305,761	632,881	605,898

Adjusting items:
Joint venture losses	—	7	—	7
Joint venture promote (1)	—	—	—	(925)
Casualty gain, net on real estate	—	—	—	(58)
Business interruption insurance proceeds	(435)	—	(607)	—
Lost NOI from casualty losses covered by business interruption insurance (2)	—	832	—	1,730
Loss on extinguishment of consolidated debt	229	642	509	1,039
Advocacy contributions	—	303	—	606
Severance related costs	1,353	132	1,372	502
Development pursuit write-offs and expensed transaction costs, net	1,327	243	1,604	570
Potential residential for-sale condominium marketing and administrative costs	945	158	1,418	158
Potential residential for-sale condominium imputed carry cost (3)	506	—	506	—
Gain on other real estate transactions	(34)	(370)	(301)	(323)
Legal settlements	38	67	(978)	367
Income taxes	—	—	(6)	—
Core FFO attributable to common stockholders	$316,522	$307,775	$636,398	$609,571

Average shares outstanding - diluted	139,618,231	138,215,010	139,227,376	138,184,295

Earnings per share - diluted	$1.21	$1.84	$2.43	$2.87
FFO per common share - diluted	$2.24	$2.21	$4.55	$4.38
Core FFO per common share - diluted	$2.27	$2.23	$4.57	$4.41

(1) Represents the Company's promoted interest in AvalonBay Value Added Fund II, L.P.
(2) Amount for 2018 is for the Maplewood casualty loss, which occurred in Q1 2017, and for which the Company recognized $3,495 in business interruption insurance proceeds in Q3 2017.
(3) Represents the imputed carry cost of potential for-sale residential condominium units where construction is complete and a potential for-sale condominium strategy is being pursued. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold potential for-sale residential condominium units by the Company's weighted average unsecured debt rate.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDAre, divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended June 30, 2019 is as follows (dollars in thousands):

TABLE 6

Core EBITDAre	$369,690

Interest expense, net	$50,010

Interest Coverage	7.4 times

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes and the Company's variable rate unsecured credit facility) that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized second quarter 2019 Core EBITDAre, as adjusted. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 7

Total debt principal (1)	$7,414,889
Cash and cash in escrow	(330,044)
Net debt	$7,084,845

Core EBITDAre	$369,690

Core EBITDAre, annualized	$1,478,760

Net Debt-to-Core EBITDAre	4.8 times

(1) Balance at June 30, 2019 excludes $9,346 of debt discount and $35,522 of deferred financing costs as reflected in unsecured notes, net, and $14,530 of debt discount and $3,274 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture (income) loss, depreciation expense, casualty and impairment loss (gain), net, gain on sale of communities, (gain) loss on other real estate transactions and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

TABLE 8
	Q2	Q2	Q1	Q4	YTD	YTD
	2019	2018	2019	2018	2019	2018
Net income	$168,305	$254,543	$170,418	$385,636	$338,723	$396,133
Indirect operating expenses, net of corporate income	23,018	19,677	19,722	21,849	42,740	38,636
Expensed transaction, development and other pursuit costs, net of recoveries	2,711	1,047	1,095	1,599	3,806	1,847
Interest expense, net	50,010	56,585	47,892	55,180	97,902	111,698
Loss on extinguishment of debt, net	229	642	280	14,775	509	1,039
General and administrative expense	18,965	15,267	13,700	15,738	32,665	29,698
Joint venture (income) loss	(197)	(789)	1,060	(2,710)	863	(2,529)
Depreciation expense	162,693	156,685	162,057	158,914	324,749	315,743
Casualty and impairment loss (gain), net	—	—	—	826	—	(58)
Gain on sale of communities	(20,530)	(105,201)	(14,835)	(242,532)	(35,365)	(105,201)
Gain on other real estate transactions	(34)	(370)	(267)	(9)	(300)	(323)
NOI from real estate assets sold or held for sale	(1,495)	(19,680)	(2,582)	(12,483)	(4,077)	(40,377)
NOI	$403,675	$378,406	$398,540	$396,783	$802,215	$746,306

Established:
New England	$41,907	$40,750	$41,808	$42,257	$83,715	$80,441
Metro NY/NJ	73,212	70,412	71,843	72,783	145,055	139,429
Mid-Atlantic	51,073	49,917	51,052	51,543	102,125	98,772
Pacific NW	20,605	19,142	20,210	20,868	40,815	37,766
No. California	67,384	66,133	68,238	66,826	135,622	130,946
So. California	72,593	71,482	72,695	72,320	145,288	141,082
Total Established	326,774	317,836	325,846	326,597	652,620	628,436
Other Stabilized	50,813	38,776	49,211	46,871	100,024	75,000
Redevelopment	22,587	22,131	22,040	22,202	44,627	43,396
Development	3,501	(337)	1,443	1,113	4,944	(526)
NOI	$403,675	$378,406	$398,540	$396,783	$802,215	$746,306

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 9
	Q2	Q2	YTD	YTD
	2019	2018	2019	2018

Revenue from real estate assets sold or held for sale	$2,591	$30,024	$7,193	$61,857
Operating expenses from real estate assets sold or held for sale	(1,096)	(10,344)	(3,116)	(21,480)
NOI from real estate assets sold or held for sale	$1,495	$19,680	$4,077	$40,377

Other Stabilized Communities are completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2019, or which we acquired during the year ended June 30, 2019. Other Stabilized Communities includes stabilized operating communities in the Company's expansion markets of Denver, Colorado, and Southeast Florida, but excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the full year 2019 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

TABLE 10
	Low Range	High Range
Projected EPS (diluted) - Full Year 2019	$5.78	$5.98
Depreciation (real estate related)	4.62	4.82
Gain on sale of communities	(1.27)	(1.47)
Projected FFO per share (diluted) - Full Year 2019	9.13	9.33

Adjustments related to potential residential for-sale condominiums at 15 West 61st Street (1)	0.07	0.07
Other income, development pursuit and other write-offs	0.02	0.02
Income taxes	0.03	0.03
Projected Core FFO per share (diluted) - Full Year 2019	$9.25	$9.45

(1) See the full release for additional detail.

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development Communities do not include property management fee expense. Projected gross potential for Development Communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost ("Weighted Average Initial Projected Stabilized Yield") is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment Communities are consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and is expected to have a material impact on the operations of the community, including occupancy levels and future rental rates.

Redevelopment Communities include seven communities containing 3,026 apartment homes that are currently under active redevelopment as of June 30, 2019, with an expected Total Capital Cost of $135,000,000, of which $48,000,000 is remaining to invest.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 11
	Q2	Q2	YTD	YTD
	2019	2018	2019	2018
Rental revenue (GAAP basis)	$457,192	$443,331	$908,912	$879,977
Concessions amortized	185	1,199	390	2,788
Concessions granted	(118)	(148)	(396)	(792)

Rental Revenue with Concessions
on a Cash Basis	$457,259	$444,382	$908,906	$881,973

% change -- GAAP revenue		3.1%		3.3%

% change -- cash revenue		2.9%		3.1%

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation retail tenants, such as tenant improvements and leasing commissions. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of June 30, 2019 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2019 is as follows (dollars in thousands):

TABLE 12
Year to Date
NOI
NOI for Established Communities	$652,620
NOI for Other Stabilized Communities	100,024
NOI for Redevelopment Communities	44,627
NOI for Development Communities	4,944
NOI from real estate assets sold or held for sale	4,077
Total NOI generated by real estate assets	806,292
NOI on encumbered assets	57,578
NOI on unencumbered assets	$748,714

Unencumbered NOI	93%